EXHIBIT 10.16

Ho Chi Minh City, January 23, 2008

DOT VN LIMITED LIABILITY COMPANY

AND

QUANG TRUNG SOFTWARE CITY DEVELOPMENT COMPANY

BUSINESS CO-OPERATION AGREEMENT

2

PART I

LEGAL BASIS AND PARTIES

BASED ON:

(i)	The Law on Investment No.59/2005/QH11 approved by The National Assembly of Socialist Republic of Vietnam on 29 November 2005;

(ii)	The Law on Information and Technology No.67/2006/QH11 approved by The National Assembly of Socialist Republic of Vietnam on 29 June 2006;

(iii)	Decree No.108/2006/ND-CP of the Government dated 22 October 2006 on providing guidelines for implementation of a number of article of Law on Investment;

(iv)	Law on Enterprise No.60/2005/QH11 approved by The National Assembly of Socialist Republic of Vietnam on 29 November 2005;

(v)	The result of the negotiation between Parties on cooperating to execute IDC project.

(vi)	In-Principle Agreement on building and operating an Internet Database Center between Dot VN, Inc. and Quang Trung Software City on 26th July, 2007;

The Parties to this Business Cooperation Agreement shall comprise:

(A)	Party A:
1.
Name: DOT VN LIMITED LIABILITY COMPANY, a 100% foreign-owned enterprise, duly established under Investment Certificate No. 411043000394 dated 29 November 2007 issued by Ho Chi Minh City People’s Committee and validly existing under the laws of Vietnam.

Transaction name: DOT VN, Ltd.
Abbreviated name: DOT VN

2.	Registered address: Telecommunications Station Building – Quang Trung Software City, Tan Chanh Hiep Precinct, District No.12, Ho Chi Minh City

Telephone:     Fax:
Account No.:

3.	Business Registration Certificate No.: 411043000394
Date: 29 November 2007
Issued by: Ho Chi Minh City People’s Committee

4.	Authorized Representative: Mr. PHUOC LEE JOHNSON
Position:    General Director
Nationality:          American
Permanent Address: 9449 Balboa Ave, Suite 114, San Diego, CA 92123, the United States of America
And

(B)	Party B:
1.
Name: QUANG TRUNG SOFTWARE CITY DEVELOPMENT COMPANY, a 100% State-owned enterprise duly established under Establishment Decision No. 6756 dated 03 October 2000 issued by the Chairman of the Peoples’ Committee of Ho Chi Minh City and validly existing under the laws of Vietnam.

Transaction name: Quang Trung Software City

2.	Register address: No.97 Nguyen Cong Tru, Nguyen Thai Binh Precinct, District No.1, Ho Chi Minh City, Vietnam.

Telephone: 84-8-715-5055    Fax: 84-8-715-5985
Account No.: 421101370017 at AGRIBANK Vietnam, Hoc Mon Branch – Trans Asia Branch.

3.	Business Registration Certificate No.: 102355
Dated: 06 February 1993
Issued by: Ho Chi Minh City Department of Planning and Investment.

4.	Authorized Representative: Mr. Nguyen Duc Hien (under the Power of Attorney dated 21 January 2008)
Position:         Deputy Director
Nationality:               Vietnamese
    Permanent Address:

WHEREAS:

(A)	Party A and Party B wish to own, develop, construct and operate IDC in the Location;

(B)	Party A and Party B wish to enter into this Agreement for the purpose of recording and regulating their relationship and collaboration on the Project.

IT IS AGREED as follows:

PART II

PRINCIPAL CONTENTS

Article 1: Definitions and Interpretation

1.1	Definitions

Unless the context of this Business Cooperation Agreement requires otherwise, the following terms and expressions shall have the following meanings:

“Adopted Accounting System” means the accounting and reporting systems described in Article 9.2 and adopted for the purpose of the Business;

“Agreement” means this business cooperation agreement between Party A and Party B including its amendments as from time to time (if any) which form an integral part(s) of this Agreement;

“Business” means the business of managing and operating the IDC as mutually agreed by both Parties;

“Business Cooperation Agreement” means the agreement by and between the Parties which governs the business cooperation, construction, development and operation of the IDC;

“Business Plan” means the business projections and plans mutually agreed and approved by the Management Committee as may be amended in accordance with situation of the Party(s) and Vietnamese market conditions from time to time;

“Chief Accountant” means the chief accountant of the Business appointed by Party A with the powers and duties as specified in Article 9.1 of this Agreement and as may be specified under the relevant regulations;

“Dispute” means any question, dispute, controversy, difference or claim arising out of or relating to this Agreement or the breach, termination or validity thereof;

“Default” means the occurrence of an event mentioned under Article 20 entitling a Party to terminate this Agreement;

“Financial Projection” means the financial projections in the Business Plan as may be amended from time to time as approved by the Management Committee;

“Fiscal Year” means the financial year of the Business as described in Article 11;

“Force Majeure Event” means any event or cause beyond the control of a Party which renders performance of that Party's obligations under the Agreement impossible temporarily or permanently including, as may be applicable to a Party's performance under this Agreement, national emergency, war, hostilities, riot, civil commotion, monetary crisis in any financial market or banking system, malicious damage, earthquake, flood, fire, plague, epidemic, material industrial disputes and restrictions on investment or the transfer of funds; provided that, in the case of the Vietnamese Party, no act or omission of any State Agency shall operate as a Force Majeure Event in respect of the obligations of the Vietnamese Party;

“IDC” means the Internet Data Center to be developed on the Location as more particularly described in Article 3 (Details of the Project)

“Investment Certificate” means the investment certificate and/or its amendment (s) as issued by competent authorities to the Parties with respect of the Business;

“Investment Account” means any bank account of the Business opened and operated in accordance with Article 10 of this Agreement in order to hold the Investment Capital;

“Joint Expenditure” means a joint expenditure listed in Article 12.3 to be deducted from the Revenue of the Business prior to the allocation of Revenue between the Parties;

“Location” means total area of [•] square meters including (i) area of [•] square meters of two rooms in the first floor; (ii) area of [•] square meters of a half of second floor; and (iii) area of whole of the third floor of the Telecommunications Station Building located in the QTSC, as more particularly described in Article 3 (Details of the Project);

“Laws of Vietnam” means the Law, decrees, decisions, circulars and other relevant regulations (including all its amendments from time to time) applicable to, inter alia business co-operations with foreign organizations in Vietnam;

“Management Committee” means the body who is responsible to manage the day-to-day operation of the Business Cooperation Agreement as described in Article 8.

“MPI” means the Ministry of Planning and Investment of the Socialist Republic of Vietnam.

“Net Revenue” means Revenue less Joint Expenditure and payable taxes;

“Operating Account” means any bank account of the Business opened and operated in accordance with Article 10 of this Agreement which will receive and disburse the revenue generated by the operation of the Business as well as pay expenses incurred in connection with the operation of the Business;

“Party” means Party A or Party B individually and "Parties" means Party A and Party B collectively;

“Project” means the construction and development of the IDC on the Location and the execution of the Business by the Agreement, as more particularly described in Article 3 (Details of the Project);

“Revenues” means the revenues as described in Article 12;

“State Agency” and “State Agencies” means any Government Office, People's Committee, Ministry, utility authority or body, and any other committee, council, agency, or body of the Government whose consent, approval, commitment, involvement or consultation is required for anything or matter referred to in or contemplated by the Business of this Agreement;

“Term” means the term of this Agreement as described in Article 19;

“Termination Event” means the occurrence of an event as described in Articles 20, 21 of this Agreement which entitles or results in a Party becoming entitled to terminate this Agreement or which leads to automatic termination;

“USD” or “US$” or “Dollar” means the lawful currency of the United States of America;

“Vietnam” means the Socialist Republic of Vietnam;

“Vietnamese Dong” or “Dong” or “VND” means the lawful currency of Vietnam;

1.2	Interpretation:

(a)	Any expression which is not specifically defined in this Agreement but is defined by reference to the Articles shall be construed accordingly;

(b)
Any reference to a statutory provision shall include such provision as from time to time modified or re-enacted in so far as such modification or re-enactment applies or is capable of applying to any transaction entered into hereunder;

(c)	Any reference to any document including this Agreement shall include such document (or this Agreement as the case may be) as from time to time modified, supplemented or amended;

(d)
Unless otherwise specified or if the context does not permit, references to clauses and schedules, are to the clauses of and schedules to, this Agreement; and paragraphs are to the paragraphs of the Schedules of this Agreement;

(e)	The headings are for convenience only and shall not affect the interpretation hereof.

(f)	Unless the context otherwise requires, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate;

(g)	Every defined term shall whenever used in any of its other grammatical versions, be construed accordingly; and

(f)	References to party and parties shall be construed as references to a party or the parties to this Agreement.

Article 2: Purposes and Scope of Cooperation

2.1
The two Parties agree to co-operate in establishing and operating the IDC with TIER 3 standard except for limitations that can not be executed on the Location as regulated in Article 3 of this Agreement.

2.2
Form of co-operation: The parties agree to implement the Project in the form of a Business Cooperation Agreement between them on the terms and subject to the conditions set out in this Agreement. The overall management of business activities shall be executed by Party A. In the future, at the reasonable time, both parties shall carry out necessary procedures as required by laws of Vietnam in order to convert the Agreement into a joint stock company. The details of conversion of the Agreement into a joint stock company shall be discussed between parties.

2.3	The Business shall be conducted so as to achieve positive economic results for the benefit of the Business and enable each Party to obtained satisfactory financial return there from.

Article 3: Details of the Project

Name of the Project	:	Establishment of Internet Data Center (IDC)

Location	:	1st, 2nd and 3rd floor of Telecommunications Station Building, Quang Trung Software City.

Initial Investment Capital of the Project	:	US$ 6,000,000 (Six million United States Dollars)

Operation term of the Project	:	20 (twenty) years from the date possession of the Location is delivered to Party A..

Total Using Space	:	- Total area: Approximately, 1,000m2 (one thousand square meters).

Progress of the Project	:
-  Expected time for completion of procedures for setting up the Business Cooperation Agreement: 01 February 2008
-  Expected time for the IDC establishment and equipment installation: from 7 to 9 months
-  Expected time for officially operating: October 2008

Main services of the Project	:	- Web-hosting services, including cabinet, racks and private room hosting; - Application server hosting services; - Providing hardware and equipment;

Key Personnel of the Project	:	PARTY A

Article 4: Contribution of the Parties

The Parties agree (without prejudice to their other obligations under this Agreement) that their contribution to the Business Cooperation Agreement shall be as followings:

4.1	Ratio of Contribution:

Party A shall contribute an amount of US$ 4,800,000 (Four Million and Eight Hundred Thousand United States Dollars) by equipment, machines; facility construction expenses; means of operating the IDC, expertise and working capital to the Business Cooperation Agreement equivalent to 80% of total Investment Capital.

Party B shall contribute the equivalent of US$ 1,200,000 (One Million Two Hundred Thousand United States Dollars) by providing the exclusive use of the Location for the period of 20 (twenty) years from the date possession of the Location is delivered to Party A, equivalent to 20% of total Investment Capital.

However, both Parties agree that Party A’s contribution equivalent to US$ 4,800,000 as mentioned in the first paragraph of this Article 4.1 is only a temporary estimation and after completing the investment for construction of IDC, the Parties shall carry out the process of evaluating and determining value of equipment and machinery; expenditures for facility design and construction; means of operating the IDC, expertise contributed by Party A in order to determine actual contribution of Party A into Business Co-operation Agreement based on principles as regulated in the Article 4.4 herein below. Total actual contribution of Party A into Business Co-operation Agreement shall be adjusted in accordance with result from the evaluation of equipment and machinery; expenditures for facility design and construction; means of operating the IDC, expertise agreed by the Party or decided by valuer organization.

If according to result of evaluation, total value of equipment and machinery; expenditures for facility design and construction; means of operating the IDC, expertise and working capital contributed by Party A is under US$ 4,800,000, Party A shall have to contribute additionally in cash in order to ensure contribution ratio of each party as agreed above (Party A holds 80% of total Investment capital, Party B holds 20% of total Investment capital) or the Parties shall adjust capital contribution ratio of each Parties in accordance with actual contributed value.

If according to result of evaluation, total value of equipment and machinery; expenditures for facility design and construction; means of operating the IDC, expertise and working capital contributed by Party A is more than US$ 4,800,000, Party B shall have to contribute additionally in cash in order to ensure contribution ratio of each party as agreed above (Party A holds 80% of total Investment capital, Party B holds 20% of total Investment capital) or the Parties shall adjust capital contribution ratio of each Parties in accordance with actual contributed value.

To the extent that additional contribution is required to complete the IDC (the “Additional Contribution”), both Parties shall contribute to such Additional Contribution in proportion to the ratio of their respective capital contribution to the initial Investment Capital as stipulated above (i.e. Party A 80%, Party B 20%). The Parties may contribute their respective contribution to the initial Investment Capital by cash, and/or equipment, and/or extension of the term of use of the Location, and/or the other assets following consideration and agreement of the Parties on such Additional Contribution.

In case, a Party does not contribute or not contribute fully to its respective additional contribution to the initial Investment Capital, other Party shall contribute such additional contribution to the initial Investment Capital. In such a case, the ratio of contribution of each party as regulated above must be adjusted in compliance with the actual contribution of each Party to the total Investment Capital (consist of the Investment Capital of US$ 6,000,000 (Six million United States Dollars), and the Additional Contribution.

4.2	Schedule of Contribution:

4.2.1	Party A:

- In the year 2008, after obtaining Investment Certificate, Party A shall be accountable to finance for the procurement of the following items which shall be included in 80% of total Investment Capital:

(i)	IDC Infrastructure Design and Consultancy Expenses (Fees for survey expert, travel fees of expert, consultancy fees, design fees, drawing in detail of IDC...);

(ii)	Fees for construction of IDC infrastructure includes: completing of building infrastructure according to the design (raised floor, server room, function room...);

(iii)
Equipments for IDC as mentioned in the Business Plan, for example, electric generator, networks components, cooling system, security equipments, firefighting equipments, electric system, UPS system, Dmarc room;

(iv)	Equipments, software, hardware and other facilities as set out in Business Plan;

(v)	Expenses of operating the IDC (management expenses, salary, employment expenses…);

(vi)	All fees and expenses relating to training and transfer technology [if any];

(vii)	Vehicles used for network operation and management [if any];

(viii)	Working capital;

(ix)	Other equipments, etc.

4.2.2	Party B

- In the year 2008, after obtaining Investment Certificate, Party B shall contribute its contribution to the Business Cooperation Agreement equivalent to 20% of total Investment Capital by the value of exclusive using right in respect of the Location during period of 20 (twenty) years from the date possession of the Location is delivered to Party A.

4.3	Any cash contributed by the Parties shall be deposited in a Investment Account in Vietnam;

4.4
Any contribution of each Party which not is in form of cash shall be checked and evaluated based on mutual agreement between parties. In case, parties do not reach an agreement on valuation of contribution then the parties shall appoint a company or a professional valuer organization duly registered and operating in Vietnam to check and evaluate such contribution.

4.5	Ownership of Contributions:

4.5.1
The Parties agree that all assets described as parts of the party’s contribution to the Project and the assets to be purchased by the Investment Account of the Project (if required only) shall be jointly owned by the two Parties as Joint Assets in compliance with Vietnamese laws. The Joint Assets shall be used solely for this Project;

4.5.2
The parties agree that upon termination of the Business Cooperation Agreement, remainder value of all joint assets of the Project shall be return to such party in accordance with proportion of contribution of each party to the total Investment Capital.

Article 5: Rights and Obligations of the Parties

5.1	The Party A shall have the following rights and obligations:

5.1.1	To be responsible to design the IDC;

5.1.2
To be accountable to finance for the procurement of the equipments/facilities in order to set up and complete the IDC in accordance with the approved design and TIER 3 redundant standard in the Location pursuant to the requirements of Article 4.1.

5.1.3	To be responsible for managing and running process of setting up, building and completing the IDC and promptly report the progress to Party B.

5.1.4	To be responsible for preparing a Business Plan approved by the Parties;

5.1.5	To manage, run and operate IDC in accordance with Business Plan approved by the Management Committee;

5.1.6	To co-operate with Party B in order to carry out and obtain all necessary procedure/approval required for purpose of setting up and operating the IDC.

5.1.7	To be responsible for procedure of importing equipments to Custom offices and other procedures related to the establishment, management and operation of the IDC and contemplated services.

5.1.8	To provide Party B with list of equipment and machinery shall be purchased to IDC.

5.2	The Party B shall have the following rights and obligations:

5.2.1
Party B shall be responsible for completion of the project profile and other procedures in order to apply for Investment Certificate of the Project (costs for this application procedure shall be calculated as Joint Expenditure);

5.2.2	To carry out and obtain, with assistance of Party A, all necessary procedure/approval required for purpose of setting up and operating the IDC;

5.2.3	To participate in making strategy and plan for development of the IDC;

5.2.4	To appoint personnel to participate in management of the IDC;

5.2.5	To support the execution of Business Plan including but not limited to advertising, promoting for the IDC;

5.2.6
To ensure that Party A and IDC employees have access to the Location 24 (twenty four) hours per day, 365 (three hundreds and sixty five) days per year during the Term, except for force majeure factors;

5.2.7
To ensure the availability and sufficiency of infrastructure services including but not limited to electricity source, water source and network infrastructure for connection of information and data in order to supply to the IDC.

5.2.8	To ensure that all utilities provided to the IDC including but not limited to electricity source, water source and network infrastructure shall be at a preferential price for such utilities;

5.2.9	To give the best conditions for setting up and operating the IDC;

5.2.10	To co-ordinate with Party A in setting up and operating the IDC;

5.2.11	To assist Party A in procedure of importing equipments to Custom offices and other procedures related to the establishment, management and operation of the IDC and contemplated services.

Article 6: Conditions Precedent

Notwithstanding any other provisions of this Agreement, the performance of each Party’s respective obligations under Article 3, 4 and 5 are conditional upon the fulfillment of the following pre-conditions to the satisfaction of both Parties.

6.1
Party B shall have to provide Party A with a copy of document certifying that Party B is the legal owner of the Telecommunications Station Building at Land Lot No. 36 in Quang Trung Software City, Tan Chanh Hiep Precinct, District No.12, Ho Chi Minh City in order to prove legal ownership status of Party B and Party B is entitled to contribute by use right of the Location within the duration of the Business Cooperation Agreement;

6.2	The registration of the Business Cooperation Agreement constituted by this Agreement, and issuance of the Investment Certificate for the execution of the Project as a Business Cooperation Agreement;

6.3	The parties have performed all of the covenants and obligations required to be performed or caused to be performed by it under this Agreement; and

6.4
Party B commits that during the Term of this Agreement, except for existing IDC, Party B shall not co-operate with any other partner rather than Party A to construct, develop, upgrade or manage any other IDC within the boundaries of Quang Trung Software City, Tan Chanh Hiep Precinct, District No.12, Ho Chi Minh City or co-operate to construct, develop IDC project with any other partner which shall directly affect the contemplated profit or exploitability of the IDC whatsoever.

Article 7: Converting Project from Business Cooperation Agreement into Joint Stock Company

7.1
In accordance with Article 2.2 of this Agreement, both Parties shall take the proper procedures to convert the Business Cooperation Agreement into a Joint Stock Company and be willing to cooperate with other partners who desire to contribute capital into Joint Stock Company for the purpose of building and developing IDC Project’s scale in the future.

7.2	Terms and conditions related to charter capital and management of the Joint Stock Company shall be changed with agreement between parties in conformity with the Laws of Vietnam.

7.3
Both Parties shall be founding shareholders of the Joint Stock Company and each Party shall own shares of the Joint Stock Company in accordance with proportion of contribution of each party to the charter capital of the Joint Stock Company

PART III

OPERATIONAL MATTERS

Article 8: Structure of Management

8.1
The Parties agree that after obtaining Investment Certificate from competent State agencies, the Parties shall set up a Management Committee to decide general matters relating to this Business Co-operation Agreement.

8.2
Direct management of business activities (day-to-day) relating to this Agreement upon decisions of Management Committee shall be responsibility of Party A, Party A shall have authorization and obligation to organize the management team including General Director, Deputy General Director, Chief Accountant and other officers (the “Management Team”). The powers and responsibility of the General Director, Deputy General Director and Chief Accountant shall be regulated by Party A in compliance with the decisions of Management Committee.

8.3	Organization and operating structure of Management Committee:

8.3.1	Organization Structure:

-	Management Committee shall include: 05 (five) members, in which:
+	Party A shall appoint: 03 (three) members
+	Party B shall appoint: 02 (two) members

-	The operation term of Management Committee shall be 20 (twenty) years from the date possession of the Location is delivered to Party A.

-
The Chairperson of Management Committee shall have term of 01 (one) year and shall be appointed in rotation by the Parties. The Chairperson of Management Committee shall be permanent representative of Management Committee and shall have rights and obligations to approve the implementation of works and content passed by the Management Committee on behalf of the Management Committee.

-
The member of Management Committee shall be discharged, exempted by a decision in writing of the person who is entitled to appoint such member. This decision must be sent to the Chairperson of Management Committee within 05 (five) days from the date of issuing such decision.

8.3.2	Operation Structure: All decisions of Management Committee shall only be passed when at least 70% of the members in the Management Committee vote to approve.

8.4	Powers and obligations of the Management Committee:

Management Committee shall be responsible for deciding strategic matter in respect to all activities of IDC including but not limited to the followings:

8.4.1	To decide business policy, strategy and approve long-term and annual development plan of the Business Cooperation Agreement;

8.4.2	To decide the plan of annual Revenues and Joint Expenditure of Business Co-operation Agreement.

8.4.3	To approve accounting reports, financial statement of the Business Cooperation Agreement (audited) and decide the use and distribution of profit in accordance with the laws of Vietnam;

8.4.4	To appoint an auditing company for the Business Cooperation Agreement;

8.4.5	To decide and approve all contracts between the Business Cooperation Agreement and any parties which not in the ordinary course of business;

8.4.6	To supervise and control the employees of the Business Cooperation Agreement;

8.4.7	Other rights and obligations as provided in the regulations of Vietnamese laws.

8.5	Organization and operating structure of Management Team:

-	The Management Team shall include:
+	General Director;
+	Deputy General Director;
+	Chief Accountant; and
+	other executive titles as approved by the Management Committee.

8.6	Powers and obligations of the Management Team

8.6.1
The Director General shall be the chief executive officer of the Business. The Director General shall have general supervision of the affairs of the Business, and shall perform all other duties as are incident to the office or which are properly required of the Director General by the Management Committee.

The Director General shall be empowered to approve all actions, execute all documents and take such other action as necessary to operate and manage the Business and which is deemed within the ordinary course of business.

8.6.2
The Deputy Director General shall exercise all the functions of the Director General in the absence or disability of the Director General. Each Deputy Director General shall have such powers and discharge such duties as may be assigned to such officer from time to time by the Management Committee.

8.6.3
The Chief Accountant shall have the care and custody of all moneys of the Business and shall keep regular books of account. The Chief Accountant shall disburse the funds of the Business in payment of the just demands against the Business or as may be ordered by the Management Committee in accordance with the requirements of Article 9.

Article 9: Accounting System

9.1
Accounting System of the Business Cooperation Agreement including Chief Accountant and accountants (if any) shall be appointed by Party A in compliance with the regulations of Vietnamese laws. The powers and responsibilities of the Chief Accountant and accountants (if any) shall be determined by the Director in accordance with the Laws on accounting of Vietnam and other relevant legal documents.

9.2
The accounting and reporting system to be adopted and maintained by the Business Cooperation Agreement and in relation to its financial affairs shall be established and decided by Party A in conformity with the Vietnamese accounting principles, standards and practices;

9.3
All books of account shall, subject to Ministry of Finance approval, be entered and kept in the English and Vietnamese languages and in Vietnamese Dong and/or United States Dollars. All conversions required for such purpose shall be made in accordance with the basic exchange rate issued by the State Bank of Vietnam at the time of transaction;

9.4
All activities relating to this Business Cooperation Agreement must be accounted separately from any other activities of the Parties and kept separately in the accounting system and accounting record of this Business Cooperation Agreement;

Article 10: Bank Accounts

10.1
The parties shall open a Investment Account for the purpose of Investment Contribution for the Project (if any) which may be of any nature whether denominated in Vietnamese or foreign currency and whether current, deposit or otherwise. Such Investment Account may be at a branch of a foreign bank in Vietnam or a joint venture bank between a foreign bank and a Vietnamese bank or a Vietnamese bank as the Parties may agree from time to time;

10.2
The Investment Account shall be opened by Party A in accordance with the terms of the Business Cooperation Agreement and Party A shall have sole authority to administer and expend the funds residing in the Investment Account;

10.3	Party B shall have, upon a writing notice to Party A prior 24 hours, the right to review and inspect all records, documents or other information related to the Investment Account.

10.4
Party A shall be responsible for the opening of the Operating Account which shall receive of all revenue from the operation of the Business and remit payment of all expenses associated with the operation of the IDC, subject to the requirements of Article 12.2 and 12.3 and shall keep financial records in accordance with Article 9 and 14;

10.5	Party B shall have, upon a writing notice to Party A prior 24 hours, the right to review and inspect all records, documents or other information related to the Operating Account.

Article 11: Fiscal Year

The Parties shall adopt as the Fiscal Year of the Business the period beginning on 1 January and ending on 31 December in each year, provided however, that the first Fiscal Year of the Business shall commence on the date of the Investment Certificate and end on 31 December of that calendar year and the last Fiscal Year of the Business shall end on the date of termination of this Agreement.

Article 12: Revenues and Joint Expenditures

12.1
Subject to as provided in this Article, the Parties shall jointly conduct the business operations and all Revenues generated by the Business shall be booked in accordance with the Adopted Accounting System.

12.2	Revenues shall mean any and all revenue generated by the Business, including but not limited to revenues received from:

-	Revenues generated by the activity of providing product and service

-	Revenues generated by finance activity

-	Revenues generated by asset liquidation

-	Other revenues (if any)

12.3
Joint Expenditures of the Business shall include all expenses relating to operation of IDC considered as reasonable expenses according to Law on Corporate Income Tax of Vietnam and its guiding Decree and Circular.

12.4
Unless otherwise agreed by the Parties, expenditures or costs arising out of or in relation to the Business not otherwise listed in Article 12.3 above shall be borne by the Party incurring such expenditure or cost.

Article 13: Profits, Distribution of Profits and Settlement of Loss

13.1	Profits and Distribution of Profits:

Subject to Article 4.1, after payment of all expenses and fulfilling all financial obligations towards the Government of Vietnam, the Parties shall share Net Revenues arising out of the Business Cooperation Agreement in proportion to their respective capital contributions as follows:

Parties to the Business Cooperation   Distribution ratio

Party A       [80%]

Party B        [20%]

13.2	Loss Settlement:

Subject to Article 4.1, if the annual result of the Business, after being audited, shows that the Business has made a loss, each Party must incur a part of loss in proportion with its contribution to the Business Cooperation Agreement (Party A 80%; Party B 20%).

Article 14: Financial Statements and Audited Accounts

14.1
Financial statements and accounting records prepared by the Chief Accountant shall be in conformity with the Adopted Accounting System, and shall reflect and record the true and fair position of the Business;

14.2
The Chief Account shall provide monthly, quarterly, semi-annual and annual financial statements and accounting records to the Management Committee for approval. The Management Committee shall approve the monthly, quarterly, semi-annual and annual records. Upon approval by the Management Committee copies of the monthly, quarterly, semi-annual and annual financial statements and accounting records shall be provided to the Parties;

14.3	The Chief Accountant shall prepare working capital management plans for review and approval by the Management Committee;

14.4	As may be required by Vietnamese laws, periodical financial statements and accounting records for the Business shall be submitted to the competent State agencies;

14.5
The Chief Accountant will at the end of each Fiscal Year prepare year end financial statements and accounting records for that year, together with notes explaining the accounts in reasonable detail, which shall together with the books of account of the Business be audited by an independent auditor;

Article 15: Taxes

All taxes or other assessments applied to any distribution of Net Revenues or other payments made in accordance with this Agreement or remittance thereof shall be the sole responsibility of the Party which has received such distribution or payment or made such remittance;

Article 16: Labour Policies

16.1	Party A shall employ all staff and labour (“Employees”) necessary to conduct the Business;

16.2	The number, qualifications, salary, compensation and expenses of the Employees necessary to operate the Business efficiently and effectively shall be determined by the Management Committee;

16.3	The Parties will comply in all respects with the Laws of Vietnam relating to labour matters affecting Employees;

Article 17: Force Majeure

17.1
To the extent that a Force Majeure Event shall prevent directly or indirectly performance by a Party of any of its obligations under this Agreement such obligation shall be suspended and that Party shall to that extent not be responsible for any resulting delay, damages or losses in relation to such performance. This shall be subject to the Party affected taking all reasonable measures to overcome or circumvent the Force Majeure Event, informing the other Party immediately the Force Majeure Event comes to its notice and within fifteen (15) days giving notice to the other Party (supported where appropriate by confirmation of the relevant authorities at the place of occurrence) with brief particulars of the Force Majeure Event and the measures being taken to remedy the same;

17.2	The Parties agree that both Parties shall take appropriate measures to avert or ameliorate the consequence of a Force Majeure Event;

17.3
If a Force Majeure Event has prevented and continues to prevent implementation of the IDC project or the carrying on of the Business or the greater part of the Business for a continuous period of more than 90 (ninety) days, then that shall be a ground for termination of this  Agreement pursuant to Article 21 below.

Article 18: Dispute resolution

18.1	The Parties shall use their best efforts to settle amicably through negotiations any Dispute;

18.2
If notwithstanding such best efforts any Party considers at any time that a Dispute exists, which it is not possible to settle amicably through negotiations, such Party may give a notice of such Dispute (“Notice of Dispute”) to the other Party and giving brief particulars of the Dispute. If such Dispute is not settled through further negotiations within thirty (30) days of the date of service of such Notice of Dispute, it shall be referred to the competent court of Vietnam;

18.3	The judgment of competent court shall be final and binding upon the Parties and the losing Party shall pay the costs of the arbitration unless otherwise determined by the panel.

18.4	During and without prejudice to the court process, this Agreement shall continue to be performed.

Article 19: Duration – Effect

19.1	This Agreement shall be deemed to be effective as of the date of the issuance of the Investment Certificate.

19.2	The Term of this Agreement and the Business Cooperation Agreement shall be 20 (twenty) years from the date possession of the Location is delivered to Party A.

19.3
Not later than 06 (six) months before expiry of the Term the Parties will, unless otherwise agreed between them in writing, agree to extend the Term of this Agreement for another term of 20 (twenty) years.

Article 20: Termination resulting from a Default by a Party

If a Party:

20.1	commits a breach of its obligations under this Agreement that has a material adverse effect on the Business, or the other Party; or

20.2	has an insolvency or bankruptcy order or an order analogous to an insolvency or bankruptcy order or having a substantially similar effect made against it; or

20.3	is determined by a competent court under Article 18 to have committed or suffered an event of default as above; or

20.4	fails to comply with a decision issued by the Management Committee within its competence as regulated in Article 8.4;

and in the case of a breach capable of remedy, the Party which fails to remedy the such breach within ninety (90) days of notice in writing to do so by the non-breaching Party then such non-breaching Party shall (without prejudice to any other rights or remedies it may have against the defaulting Party) be entitled at any time to terminate this Agreement.

Article 21: Termination not arising from a Default by a Party

21.1 If at least one of the following categories of continuing events has occurred and is  continuing either Party may give notice to the other Party identifying the event so  determined and notifying the other Party that it wishes to terminate this Agreement:

21.1.1
enactment, application or interpretation of any law in Vietnam the effect of which is to nationalise or expropriate or enforce disposal of all or any of the assets of the Business Cooperation Agreement or of a Party or impose a reduction of a Party' share of the investment capital actually invested or its Revenues share; or to prevent or render impracticable or significantly more onerous the performance by a Party of its obligations under this Agreement or to affect materially and adversely, directly or indirectly, any of the rights or economic benefits of a Party under this Agreement;

21.1.2
any changes in circumstance whether of a legal nature or in the viability or suitability of the terms and conditions of this Agreement, the Business Plan, Financial Projection which make the continuation of the Business and implementation of this Agreement economically or legally unfeasible;

21.1.3	an event occurs which under the Laws of Vietnam entitles a Party to terminate this Agreement;

21.1.4	Business result of this Agreement (after the audition process) shows loss of profit in 03 (three) continuous years.

21.1.5
A Force Majeure Event has prevented and continues to prevent implementation of the Business or the greater part of the Business for a continuous period of more than 90 (ninety) days;

then the Parties shall within a period of 15 (fifteen) days after such notice is given commence negotiations and endeavor to resolve the problems arising out of the causative event. If matters are not resolved to the satisfaction of both Parties within 30 (thirty) days after notice is given or, if the non-notifying Party declines to commence negotiations, within the said period of 30 (thirty) days, then the notifying Party may terminate this Agreement and seek dispute resolution in accordance with Article 18.

21.2	This Agreement shall terminate automatically on the occurrence of any of the following events:

21.2.1	the Parties agree in writing to terminate this Agreement; or

21.2.2	a judgment is made in accordance with Article 18 of this Agreement which directs that this Agreement be terminated in circumstances otherwise than after an Event of Default.

Article 22: Termination Procedure

22.1	In case of early termination pursuant to Article 20 or 21, the Joint-Management Committee shall immediately proceed with the termination procedure

22.1.1
In the case of termination by default of Party A, all further obligations of Party B under this Agreement shall thereupon terminate, except that Item 4.5.3, 18, and 23 shall survive and Party B’s right to pursue all legal remedies shall survive the termination of this Agreement unimpaired. Further, upon default by Party A, all assets owned by Party A must be removed from the Location within 6 months; provided, however that Party B may, at its election, decide to purchase all assets owned by Party A at the aggregate fair market value of such assets agreed to by both parties, as of the date of default, upon written notice to Party A and receipt by Party A of payment equal to the aggregate fair market value of such assets. Further, Party B shall be entitled to liquidate damages determined by the following formula:

(Total Net Profit for the last 12 months)	x (20%)	x (the number of months remaining in the Term)
12

Such amount to be paid to Party B within 12 months of an event of default; and

22.1.2
In the case of termination by default of the Party B: all further obligations of Party A under this Agreement shall thereupon terminate, except that Item 4.5.3, 18 and 23 shall survive and Party A’s right to pursue all legal remedies shall survive the termination of this Agreement unimpaired. Further, upon default by Party B, all assets owned by Party A may be removed from the Location within 6 months; provided, however that Party A may, at its election, require Party B to purchase all assets owned by Party A at the aggregate fair market value of such assets agreed to by both parties, as of the date of default, upon written notice to Party A and receipt by Party A of payment equal to the aggregate fair market value of such assets. Further, Party A shall be entitled to liquidate damages determined by the following formula:

(Total Net Profit for the last 12 months)	x (80%)	x (the number of months remaining in the Term)
12

Such amount to be paid to Party A within 12 months of an event of default.

22.1.3
In the case of termination not arising from a default of a Party : The parties shall agree the distribution of Project value at the termination moment to each Party in proportion to its capital contribution by the liquidation in favor of a Party or a third Party or under other agreement (if any).

22.1.4
During the term of the Business Cooperation Agreement or at anytime prior to the effective termination of the Agreement pursuant to Articles 18, 20 or 21 in the event of a proceeding, claim or lawsuit not arising from a breach by either Party which results in damages to be paid by the Parties under the decision of a court of competent jurisdiction, then the Parties shall be responsible for such damages in proportion to capital contribution of each Party.

Article 23: Confidentiality

Each Party pledges to make its employees, Management Committee and leaders keep in confidence any information and not disclose to any third party the details of the negotiations between the Parties, the content of this Agreement, or any other documents in relation to the above-mentioned matters and any other relevant information (confidential information), without obtaining the prior written consent of the other Party, except to the extent that:

23.1	Such disclosure of such information is legally requested by any Government regulatory agency of each Party; or

23.2
The disclosure of information is made to professional advisers of such Party or to the personnel or affiliates of that Party provided that such disclosure is made by way of signing a confidentiality agreement, and those to whom such disclosure is undertaken to abide by the confidential provisions as set out in this Agreement; or

23.3	The confidential information disclosed by the disclosing Party belongs to the public domain.

23.4
Public announcement: Each Party agrees that it will not make public announcement any of  the discussions in relation to this Agreement, Business Plan or any related information under any form whether a press release or otherwise without prior discussion and prior  consent in writing of the other Party;

23.5
Confidentiality effect: Despite the fact that this Agreement could be terminated in any case, the parties agree that the provisions of confidentiality still remain in effect and have binding value on the Parties within 03 (three) years since the termination of this Agreement.

Article 24: Governing Laws

24.1	This Agreement is made and construed in accordance with the Law of the Socialist Republic of Vietnam;

24.2
Any matters for which this Agreement makes no provision shall be dealt with in accordance with the Law on Investment and any relevant stipulations of the Investment Certificate and provisions of the Law of the Socialist Republic of Vietnam shall apply to the interpretation thereof.

Article 25: Insurance

Insurance policies of the Business Cooperation Agreement on various kinds of risks shall be purchased from a Vietnamese insurance company and/or a foreign insurance company permitted to operate in Vietnam. The types, the value and the term of insurance shall be based on decision of the Management Committee, in accordance with the practice of similar businesses in other countries and the practice in Vietnam, and shall be in compliance with the Laws of Vietnam.

Article 26: Liquidation

26.1
Upon the expiration or early termination of the Agreement, the Business Cooperation Agreement shall appoint a Liquidation Committee and carry out the procedures for liquidation of the properties of the Business Cooperation Agreement in compliance with relevant laws. Within at least 30 (thirty) days prior to expiration of the Agreement or within 30 (thirty) days since the date of issuance of a decision on early termination of the Agreement, the Management Committee shall set up the Liquidation Committee and define concrete responsibilities of the Liquidation Committee. Members of the Liquidation Committee may be selected from the Business Cooperation Agreement’s staffs or experts from outside.

26.2
After the full repayment of debts, the residual assets of the Business Cooperation Agreement, including the residual funds in the depreciation account, reserve fund, and other funds of the Business Cooperation Agreement, shall be distributed to the Parties in proportion to their share in the capital contribution.

26.3
After the completion of the liquidation, the Management Committee shall present a report on the liquidation and settlement of accounts to the Authorities. The Business Cooperation  Agreement shall also go through procedures for the cancellation of registration at local competent authority and return the Investment Certificate for cancellation.

Article 27: Representations and Covenants

27.1	Each of the Parties makes the following representations and covenants to the other Party concerning itself and its participation in this Agreement:

27.1.1	It has the legal capacity and power to enter into this Agreement;

27.1.2	Obtain all consents, permits and licenses, approval and authorizations necessary to enter into this Agreement;

27.1.3	This Agreement constitutes lawful, valid and binding obligations enforceable against it in accordance with the terms and conditions of this Agreement;

27.1.4	It will develop, maintain and operate the Business Cooperation Agreement in accordance with the Laws of Vietnam and within the requirements of Vietnam national security;

27.1.5	It will act diligently, in good faith and honestly in performing its responsibilities and discharging its obligation hereunder;

27.1.6
It shall fulfill all of its financial obligations to the Government in accordance with the Law on Investment and other laws of Vietnam, as stipulated in this Agreement and the Investment Certificate, and

27.1.7	Each Party shall not be liable to discharge the other Party’s obligation;

27.1.8	Each Party and its affiliates shall fully perform its obligation on contribution of investment capital to the Business as described in Article 4 subject to the terms and conditions in the Agreement.

27.2
If any above representation and covenants are false or inaccurate in any respect, it will constitute a breach by that Party of this Agreement to the extent that it has a material adverse effect on the Business Cooperation Agreement.

Article 28: Notices

28.1
Notice to a Party and to a member of the Management Committee must be given in writing and must be delivered by hand or sent by registered or guaranteed mail for domestic delivery or by internationally recognized express mail service company for internationally delivery or by facsimile transmission to its or his legal address.

28.2
The legal address for each Party is its legal address and address for receiving notices and fax number given in Part I of this Agreement or such other legal address and fax number of which the Party shall have given notice in accordance with this Article to the other Parties and which it shall have registered with the competent authority.

28.3
The legal address for a member of the Management Committee shall be his/her address for receiving notices and fax number of which notice shall have been given to all the Parties in accordance with this Article.

28.4
Any notice shall be deemed to have been given on the day of delivery by hand or acknowledged facsimile transmission or on the date of receipt if sent by registered or guaranteed mail or internationally recognized express mail service company unless in any such case that day is a non-working day including a Sunday or a public holiday in the country of the receiver in which case the notice shall be deemed to have been given on the next working day.

Article 29: Languages and Copies

29.1
Languages: This Agreement is made in two languages of equal validity, English and Vietnamese. In the event that there is any misunderstanding between the English version and the Vietnamese version, the Parties agree to refer to the Vietnamese version.

29.2	This Agreement shall be made in 04 (four) originals of equal validity, in English and in Vietnamese.

Article 30: General Matters

30.1
This Agreement constitutes the entire agreement and understanding of the Parties in relation to the subject matter thereof and supersedes all previous understandings between them whether written or oral which are hereby declared to be null and avoid.

30.2
No amendment or variation of/or supplement to this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties hereto and (where such approval is required) approved by relevant State agencies.

30.3	No provision of this Agreement will be considered waived unless the waiver is in writing and signed on behalf of the person waiving the provision and approval from the other party.

30.4	Save as expressly provided to the contrary, the rights and remedies provided under this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

30.5	Where no time is specified in this Agreement within which any obligation shall be performed, such obligation shall be performed without unreasonable delay.

30.6
If any further document is necessary, each Party undertakes that it will promptly and duly execute, sign, perfect and deliver (and if required register) every such further document as in the reasonable opinion of the other Party may be required for the purpose of more effectively carrying out the intent and purpose of this Agreement, the Business Plan and Financial Projection.

30.7
This is commercial Agreement between the Parties, in a legal action between the Parties (including in any arbitration, pursuant to Article 18 above) no Party will raise the defense that it can not be sued by the other Party because it is government owned or because the Agreement is a government Agreement. Each Party waives any immunity or privilege to which it may be entitled.

30.8
Any obligation herein expressed or implied to obtain approval, license or permit of relevant State agencies shall remain in force for so long only as such approval, license or permit shall be required by the Law of Vietnam.

30.9	If any provision of this Agreement shall be held invalid or unenforceable, the same shall not in any way whatsoever affects the enforceability or validity of the remainder of this Agreement.

IN WITNESS WHEREOF, the legal representatives of Parties signed and sealed this Agreement on the date mentioned at the beginning:

FOR AND ON BEHALF OF			FOR AND ON BEHALF OF

DOT VN COMPANY LIMITED			QUANG TRUNG SOFTWARE CITY DEVELOPMENT COMPANY

Signature	:		Signature	:
Name	:	Mr. Phuoc Lee Johnson	Name	:	Mr. Nguyen Duc Hien
Position	:	General Director	Position	:	Deputy Director